Item 77C ? DWS Advisor Funds III (the
?Registrant?)

Registrant incorporates by reference its
Registration Statement on Form N-14,
filed on October 6,
2005, (Accession No. 0001193125-05-
197832).


A Special Meeting of Shareholders (the
?Meeting?) of DWS Lifecycle Long Range
Fund (the
?Fund?) was held on November 19, 2005, at the offices of Deutsche Asset Management, 345 Park
Avenue, New York, New York 10154. At the
Meeting, the following matter was voted
on by the
shareholders (the resulting votes are
presented below).

1.	To approve a new Sub-Advisory
Agreement between Deutsche Asset
Management, Inc.
and Aberdeen Asset Management Inc., on
behalf of the Fund.

Number of Votes:
For
Against
Abstain
54,697,272.670
2,126.177
2,430,177.097